EXHIBIT 99.1

Conference Call:	Today, November 3, at 11:00 a.m. ET
Dial-in numbers:	888/214-7562 (US and CAN) or 415/537-1914 (International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See release text

News Announcement	For Immediate Release

Contact:
Cy Talbot	Carol Young, Joseph Jaffoni
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
619/683-9830	212/835-8500 or mcz@jcir.com

MAD CATZ REPORTS FISCAL 2006 SECOND QUARTER RESULTS

- European Expansion and Success in Licenses and Video Game Distribution

Contribute to Quarterly Growth in Net Sales -

San Diego, California, November 3, 2005 — Mad Catz Interactive, Inc. (“Mad Catz”) (AMEX/TSX: MCZ), a leading third party video game accessory provider, today announced financial results for the three-month period ended September 30, 2005.

Net sales for the quarter ended September 30, 2005 were $23.7 million, a 14.9% increase from net sales of $20.7 million during the prior year second quarter. Gross profit for the quarter decreased 19.5% to $4.1 million from $5.0 million in the same period a year ago. Gross profit margin in the fiscal 2006 second quarter was 17.1%, compared with 24.4% in the fiscal 2005 second quarter. Sales and marketing expenses in the fiscal 2006 second quarter increased 23% to $2.9 million, or 12.2% of net sales, from $2.4 million, or 11.4% of net sales, in the prior year. For the quarter ended September 30, 2005, general and administrative expenses were $2.0 million, a 33.1% increase from $1.5 million in the same prior year period. Fiscal 2006 second quarter research and development expenses increased to $0.5 million from $0.2 million during the second quarter of fiscal 2005. The loss before income taxes for the quarter ended September 30, 2005 was $1.4 million, compared with income before income taxes of $0.6 million in the prior year fiscal second quarter. For the quarter ended September 30, 2005, the Company reported a net loss of $1.2 million, or $0.02 per basic and diluted share, compared to net income of $0.3 million, or $0.01 per basic and diluted share, in the same prior year period.

EBITDA, a non-GAAP measure, (defined as earnings before interest, taxes, depreciation and amortization) for the quarter ended September 30, 2005 was negative $0.6 million compared to EBITDA of $1.3 million in the quarter ended September 30, 2004. A reconciliation of EBITDA to the Company’s net income on a U.S. GAAP basis is included in the financial tables accompanying this release.

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Mad Catz Interactive, 11/3/05	page 2

Fiscal 2006 Second Quarter Highlights:

•	Net sales during the quarter increased 14.9% year over year

•	Worldwide sales growth:

•	European sales up 140.4%, from $2.1 million to $5.1 million, following a 179% year over year increase in the first quarter of fiscal 2006

•	Canadian sales up 29.7% from $1.7 million to $2.1 million

•	New licenses and product introductions supporting Mad Catz’ strategy of broadening its product portfolio into adjacent categories:

•	NFL branded controllers at retail to coincide with the August release of Madden 2005

•	Xbox 360 Peripheral Licensee

•	European distribution of In2Games’ Real World Golf for PS2

•	North American distribution of Mastiff’s Pump It Up dance game for PS2 and Xbox

•	Shipped GameShark branded controller and accessory line to a major U.S. retailer

•	Renewed $35 Million Asset Based Credit Facility

•	Geofrey Myers, Lang Michener LLP Senior Partner, nominated to join the Company’s Board of Directors

Commenting on the results, Darren Richardson, President and CEO of Mad Catz Interactive, Inc., stated, “The 15% year over year second quarter revenue growth is positive and reflects our successful expansion in the European market, as well as our ability to leverage our distribution network and take advantage of our broadened portfolio of video games and licensed products. The sales growth was particularly encouraging when compared to a reported decline in U.S. console hardware sales of 22% during the same period. Second quarter net sales highlights included the European distribution of In2Games’ Real World Golf and the sale of NFL branded controllers, both of which received a favorable response in their respective markets. Fiscal 2006 second quarter net sales also reflect a partial rebound from a previous downturn in our core product sales.

“Despite the net sales growth driven by increased revenue from our European presence, video game titles and licensed products, we were unable to offset a decline in overall gross margins related primarily to higher demand for value-priced wireless controllers, the liquidation of slow-moving inventory, and our decision to reduce some prices and offer some price protection in the increasingly competitive U.S. market. We have implemented cost reduction initiatives on some of the high-volume, low-margin products that affect the margin mix and expect the impact of these changes will begin to take effect during November.

“While we are looking forward to the November launch of Microsoft’s Xbox 360 console, we anticipate modest sales contributions this fiscal year. We anticipate the real potential from this license will unfold as the installed base gathers momentum in calendar 2006.

“As reported previously, during this console transition, as in prior transitions, we anticipated challenges and took steps to mitigate their impact by introducing new revenue streams.

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Mad Catz Interactive, 11/3/05	page 3

The success of this initiative was evident in the most recent quarter as new revenue streams — specifically sales of video games and licensed products — accounted for over 20% of our 2006 second quarter net sales. At the same time, our goal through this transition is to position the Company to prosper in the upcoming cycle. To do this we are building out our global distribution footprint and adding the infrastructure to support additional European sales coverage, developing products for each of the next generation of consoles, and expanding further into higher margin product categories, particularly published video games that feature an interactive hardware interface. We remain committed to driving improvements in operating results and maximizing shareholder value.”

The Company will host a conference call and simultaneous webcast today November 3, 2005, at 11:00 a.m. ET. Following its completion, a replay of the call can be accessed for 30 days on the Internet from the Company’s Web site (www.madcatz.com, select “Investors”) or for 2 days via telephone at 800/633-8284 (reservation # 21266733) or, for International callers, at 402/977-9140.

About Mad Catz

Mad Catz is a worldwide leader of innovative peripherals in the interactive entertainment industry. Mad Catz designs and markets a full range of accessories for video game systems and publishes video game software, including the industry leading GameShark brand of video game enhancements. Mad Catz has distribution through most leading retailers offering interactive entertainment products. Mad Catz has its operating headquarters in San Diego, California and offices in Canada, Europe and Asia. For additional information go to www.madcatz.com.

Safe Harbor for Forward Looking Statements:

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current and future products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

-tables follow-

Mad Catz Interactive, 11/3/05	page 4

As previously disclosed, during the fourth quarter of fiscal 2005, the Company determined that it no longer met the criteria to continue filing as a foreign private issuer. Accordingly, the Company now reports its results and prepares its financial statements in accordance with U.S. GAAP as opposed to Canadian GAAP, which was previously followed.

MAD CATZ INTERACTIVE, INC.

Consolidated Statements Of Operations

(in thousands of U.S. dollars, except per share data)

(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004*	2005	2004*
Net sales	$23,744	$20,670	$38,536	$37,389
Cost of sales	19,686	15,628	32,160	28,233

Gross profit	4,058	5,042	6,376	9,156
Operating expenses:
Sales and marketing	2,904	2,362	5,373	4,497
General and administrative	1,985	1,491	3,651	3,002
Research and development	481	183	959	392
Amortization of intangible assets	201	201	402	402

Total operating expenses	5,571	4,237	10,385	8,293

Operating income (loss)	(1,513)	805	(4,009)	863
Interest expense, net	(293)	(217)	(619)	(458)
Foreign exchange gain (loss), net	329	(16)	(31)	(124)
Other income	101	15	215	31

Income (loss) before income taxes	(1,376)	587	(4,444)	312
Income tax expense (benefit)	(155)	254	(1,111)	200

Net income (loss)	$(1,221)	$333	$(3,333)	$112

Basic and diluted net income (loss) per share:	$(0.02)	$0.01	$(0.06)	$0.00

Shares used in calculating basic and diluted net income per share	54,244,383	53,462,716	54,244,383	53,462,716

*	Recasted in accordance with U.S. GAAP.

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Mad Catz Interactive, 11/3/05	page 5

MAD CATZ INTERACTIVE, INC.

Consolidated Balance Sheets

(in thousands of U.S. dollars)

(unaudited)

	September 30, 2005	March 31, 2005
Assets
Current assets:
Cash	$1,478	$1,085
Accounts receivable, net of allowances of $5,401 and $6,329 at September 30, 2005 and March 31, 2005, respectively	18,798	17,549
Other receivables	131	1,804
Inventories	26,841	26,865
Deferred tax assets	3,636	3,636
Other current assets	1,582	895

Total current assets	52,466	51,834
Deferred tax assets	578	578
Property and equipment, net	2,287	1,831
Intangible assets, net	3,036	3,438
Goodwill	22,297	21,455

Total assets	$80,664	$79,136

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan	$20,553	$12,100
Accounts payable	16,842	19,209
Accrued liabilities	2,363	3,434
Accrued taxes payable	303	1,490

	40,061	36,233
Shareholders’ equity:
Common stock, no par value, unlimited shares authorized; 54,244,383 shares issued and outstanding at September 30, 2005 and March 31, 2005	46,746	46,746
Accumulated other comprehensive income	7,547	6,514
Accumulated deficit	(13,690)	(10,357)

Total shareholders’ equity	40,603	42,903

Total liabilities and shareholders’ equity	$80,664	$79,136

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Mad Catz Interactive, 11/3/05	page 6

MAD CATZ INTERACTIVE, INC.

Supplementary Data

(unaudited)

(in thousands of U.S. dollars)

Geographical Sales Data

The Company’s net sales are attributable to the following countries:

	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004
Net Sales
United States	$16,398	$16,785	$27,044	$31,022
Europe	5,135	2,136	8,254	3,251
Canada	2,147	1,655	3,143	2,977
Other countries	64	94	95	139

	$23,744	$20,670	$38,536	$37,389

EBITDA Reconciliation

EBITDA represents net income (loss) plus interest, taxes, depreciation and amortization.

	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004*	2005	2004*
Net income (loss)	$(1,221)	$333	$(3,333)	$112
Adjustments:
Interest expense	293	217	619	458
Income tax expense (benefit)	(155)	254	(1,111)	200
Depreciation and amortization	474	460	927	929

EBITDA	$(609)	$1,264	$(2,898)	$1,699

*	Recasted in accordance with U.S. GAAP.

EBITDA represents net income (loss) plus interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the performance measures found in our financial statements, EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of some of our assets.

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